PRESS RELEASE

LAS VEGAS, NEVADA, November 16, 2015 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the third quarter ended September 30, 2015.

Third quarter Consolidated Net revenues were $93.7 million in 2015 compared to $87.9 million in 2014, an increase of 6.6%. ACEP reported a third quarter net loss of $6.7 million for 2015 compared to net income of $0.6 million in 2014. Adjusted EBITDA increased 25.5% to $18.7 million in the third quarter of 2015 compared to $14.9 million in the third quarter of 2014. Adjusted EBITDA Margin increased to 20.0% compared to 17.0% in 2014.

The increase in consolidated Net revenues was driven by increased slot and table games revenue, higher occupancy, increased average daily rates, and higher food and beverage covers. ACEP has reported year over year increases in Net revenue in each of the last seven quarters, and year over year increases in Adjusted EBITDA in six out of seven quarters. Net loss for the third quarter of 2015 was negatively impacted by a $13.6 million loss on debt redemption related to the early redemption of the remaining aggregate principal amount of our First Lien Term Loans and Second Lien Term Loans, of which approximately $7.8 million was non-cash.

On July 7, 2015, we entered into a Credit and Guaranty Agreement in an aggregate principal amount of $310.0 million, consisting of $295.0 million of Term Loans, and a $15.0 million Revolving Facility. The proceeds of the Term Loans were used, together with cash on hand of approximately $17.4 million, to repay in full the Company’s existing obligations under the 2013 Credit Agreements. We expect to reduce our cash paid for interest by approximately $7.0 million in the first twelve months.

The Stratosphere - Stratosphere’s third quarter Net revenues increased 11.4% in 2015 compared to 2014. Hotel revenue increased 20.5% in 2015 compared to 2014, due to a 7.0 percentage point increase in occupancy and a 11.5% increase in average daily room rates. Casino revenues increased 8.0% due primarily to increased slot and table games revenue. Food and beverage revenues increased 9.2% due to increased food and beverage covers. Tower revenue fell 1.8% due primarily to decreased average revenue per Tower guest and decreased SkyJump admissions. Stratosphere increased Adjusted EBITDA 57.0 % and Adjusted EBITDA Margin increased 5.8 percentage points during the third quarter of 2015 compared to 2014.

Arizona Charlie’s - The Arizona Charlie’s third quarter Net revenues were unchanged in 2015 as compared to 2014. Casino revenues decreased 2.7% due to lower slot coin-in, race and sports hold and bingo hold. Hotel revenues increased 28.0% due to increased occupancy and higher average daily room rates and food and beverage revenues increased 2.2% due to increased average check per cover. Due to increased expenses, Adjusted EBITDA decreased 20.4 % and Adjusted EBITDA Margin decreased 2.3 percentage points at the Arizona Charlie’s properties during the third quarter of 2015 as compared to the third quarter of 2014.

The Aquarius - The Aquarius’ third quarter Net revenues increased 4.5% in 2015 compared to 2014. Hotel revenue increased 6.0% in 2015 as occupancy increased to 57.0% in 2015 compared to 55.7% in 2014. Casino revenue increased 3.3% due to increased slot and table revenue. Food and beverage revenue increased 8.0% due to a higher average check per cover. Adjusted EBITDA increased 18.8 % and Adjusted EBITDA Margin increased 3.5 percentage points in the third quarter of 2015 as compared to the third quarter of 2014.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Financial Statistics as of September 30, 2015:
•	Cash	$69.6 million
•	Unrestricted Cash	$61.3 million
•	Consolidated Total Debt	$295.2 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended September 30, 2015	$16.7 million

Conference Call Information:
We will hold our third quarter 2015 earnings conference call, Monday, November 16, 2015 at 1:00 PM Pacific Time (2:00 PM Mountain, 3:00 PM Central, 4:00 PM Eastern). To attend, dial 888-505-4375 (US/Canada toll-free). The pass code is 141467.
A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com. For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.8	$47.7	$155.4	$150.6
Hotel	22.1	19.0	63.5	55.2
Food and beverage	20.2	18.8	59.2	55.2
Tower, retail, entertainment and other	9.5	9.1	26.6	25.5
Gross revenues	100.6	94.6	304.7	286.5
Less promotional allowances	6.9	6.7	21.0	20.2
Net revenues	93.7	87.9	283.7	266.3

Costs and expenses:
Casino	15.9	15.8	48.1	48.1
Hotel	10.0	9.4	28.2	26.5
Food and beverage	15.2	14.2	44.0	41.8
Other operating expenses	2.6	2.7	8.3	8.6
Selling, general and administrative	31.6	31.4	93.0	92.8
Depreciation and amortization	7.3	7.3	22.0	21.9
Total costs and expenses	82.6	80.8	243.6	239.7
Income from operations	$11.1	$7.1	$40.1	$26.6

EBITDA Reconciliation:
Net income (Loss)	$(6.7)	$0.6	$8.7	$6.8
Interest expense	4.2	6.5	16.8	19.8
Depreciation and amortization	7.3	7.3	22.0	21.9
EBITDA	$4.8	$14.4	$47.5	$48.5
Numbers may vary due to rounding.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (Loss)	$(6.7)	$0.6	$8.7	$6.8
Interest expense	4.2	6.5	16.8	19.8
Depreciation and amortization	7.3	7.3	22.0	21.9
Loss on debt redemption	13.6	—	14.6	—
Other non-recurring and extraordinary expenses[1]	0.3	0.5	1.0	3.5
Adjusted EBITDA	$18.7	$14.9	$63.1	$52.0
Adjusted EBITDA Margin	20.0%	17.0%	22.2%	19.5%

Numbers may vary due to rounding.

1As further defined in the Credit and Guaranty Agreement dated July 7, 2015 (the “Credit Agreement”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
WPU - Slot
Stratosphere	140.26	123.91	139.30	126.13
Decatur	121.73	123.00	130.75	129.97
Boulder	87.55	86.40	92.50	90.52
Aquarius	152.62	142.77	166.92	156.59
ACEP Consolidated	127.32	121.18	135.12	128.58

WPU - Tables
Stratosphere	796.33	732.30	842.97	801.28
Decatur	479.85	487.86	607.58	504.86
Boulder	416.27	262.84	363.44	322.26
Aquarius	640.76	618.61	627.51	581.30
ACEP Consolidated	675.76	617.36	702.34	641.90

ADR
Stratosphere	67.88	60.85	70.63	63.62
Decatur	45.85	43.09	46.94	45.55
Boulder	47.42	38.94	45.75	43.67
Aquarius	58.86	56.85	53.51	51.75
ACEP Consolidated	63.04	57.68	62.99	58.11

Hotel Occupancy %
Stratosphere	94.9	87.9	90.4	84.8
Decatur	88.2	78.0	87.1	77.4
Boulder	56.9	51.9	60.8	50.8
Aquarius	57.0	55.7	55.2	54.5
ACEP Consolidated	77.4	72.6	74.7	70.5

Net Revenue
Stratosphere	46.1	41.4	134.1	122.9
Decatur	14.3	14.3	45.9	44.9
Boulder	7.6	7.6	24.5	24.0
Aquarius	25.6	24.5	78.8	74.3
Corporate	0.1	0.1	0.4	0.2
ACEP Consolidated	93.7	87.9	283.7	266.3
Numbers may vary due to rounding.

1.	Statistics for Slot and Tables WPU and ADR for prior year periods have been restated to current method of calculation.

2.	Win per Unit-Slots represents the total amount wagered in slots divided by the average number of slot units and days during the period.

3.	Win per Unit-Tables represents the total amount wagered on tables divided by the average number of table units and days during the period.

4.	Average Daily Room Rate is hotel revenue divided by occupied rooms per day.

5.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

6.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the credit agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the Credit Agreement determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreement. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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